Exhibit 99.1

Bala Named Mannatech’s Senior Vice President of Global Sales and Marketing

Mannatech hires direct sales industry veteran with strategic foreign markets experience

Coppell, TX – September 18, 2007 – Mannatech, Incorporated (NASDAQ – MTEX) today announced the hiring of Alfredo Bala, as the company’s senior vice president of global sales and marketing, effective October 1, 2007. Mr. Bala is currently completing a consulting agreement with Mannatech.

From 1992 to 2006, Bala served as COO for Britt Worldwide, LLC, one of the largest independent Amway networking marketing organizations. While with Britt Worldwide, Bala led the company’s sales and marketing campaigns, training, motivational seminars, development of business support materials, and technology tools. Bala also was heavily involved in the launch and re-launch of over 40 international markets that propelled international sales volume to more than $500 million. Bala served as manufacturing plant manager for Bose Corporation from 1983 to 1992. Bala is conversant and/or fluent in more than 13 languages.

“We are extremely pleased to announce Al’s addition to our executive management team,” said Terry Persinger, President and CEO of Mannatech. “In addition to more than 20 years of domestic and international experience in network marketing, Al’s proven record includes growing a major direct sales organization to $750 million, reaching more than one million people in 60 countries. We are fortunate to have Al leading Mannatech’s enhanced focus on sales growth and international expansion.”

Bala’s role will be global in scope encompassing the responsibilities of the company’s president of international operations, John Price, who has left the company to pursue other interests.

About Mannatech

Mannatech, Incorporated is a global wellness solutions provider of innovative, high-quality, proprietary nutritional supplements, topical and skin care products, and weight management products sold through independent Associates and Members located in the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, the Republic of Korea, Taiwan, Denmark, and Germany.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:

Gary Spinell, Vice President

Investor Relations

972-471-6512

ir@mannatech.com

Corporate website: www.mannatech.com